SCHEDULE 14A
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COEUR D’ALENE MINES CORPORATION

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Conway Gittens, Reporter:
Hello and welcome to the Reuters Global Mining and Steel Summit. I’m Conway Gittens in New York and I’m joined with Dennis Wheeler. He’s the Chairman, President and CEO of Coeur d’ Alene Mines.
Thank you, Sir, for joining us.
Dennis Wheeler, Chairman, President, CEO, Coeur d’ Alene Mines Corporation:
Conway, my pleasure.
Gittens:
I want to start first with Bolivia. Reuters got an exclusive last week with an official who said that the Bolivian government is planning to tax mines fifty percent; and I’m wondering—you’ve put a lot of investment in that country. How crucial is that investment, and how crucial is this tax plan to you?
Wheeler:
Well, we’re building the world’s, largest pure silver mine as we speak, nine million ounces of silver a year that will come into production in January of 2008. The mine’s on schedule, on budget, and we have about six hundred and fifty people working on the site now with thirty contractors. Actually, the Bolivian government’s been very supportive of the mine near Potosí—the historic silver mining region.

I’m pleased although we haven’t received a formal proposal from the government to hear this week that they are now talking about a net profits tax arrangement very similar to other countries in the region—versus a gross royalty on metals produced. So Bolivia actually is a miner-friendly country and we’re looking forward to a number of good years there.
Gittens:
So no problems in terms of Bolivia? You’re not concerned or worried about it?
Wheeler:
I’m not concerned. I think the problems have been overstated in Bolivia. Clearly the country wants foreign investment in the mining sector and they are clearly realizing with their pronouncement of a week ago that the government would honor all historic mining concessions that property rights are an important part of that investment scheme.
Gittens:
So you like Bolivia. What other parts of the world do you like?
Wheeler:
Well, we’re also mining in Chile and Argentina in South America. We’re exploring in Tanzania. Of course we have properties in the United States and we have a mining interest in Australia, as well, where we have two non-operating silver mining—interests in terms of the production there.
Gittens:
And I’m wondering when we look at your results from last quarter, production was down, prices were up. Is this a trend that’s going to continue for the rest of the year?

Wheeler:
Well, historically our first quarter is our slowest quarter, but yes, we did have a subproduction shortfall, as we were driving towards a new high-grade vein in our mine in Chile called Cerro Bayo.
We expect that the balance of the year will show growth and that we’ll meet our production forecast for this year—very similar to last year while we wait for San Bartolome to come into production in January of next year.
Gittens:
So, have you already begun to gather steam in this second quarter? Or does it come in the last half of the year?
Wheeler:
It’ll accelerate as we go through the year.
Gittens:
Great. Now, some analysts, who have been doing some research—said that—complained, really, that you’re paying too much for the Bolnisi and the Palmarejo projects. I mean, how do you defend those deals?
Wheeler:
Well, let me tell you that we looked at them very closely for a number of months, so, I think we probably know the asset better than most commentators. And, I’m quite confident that our technical groups—as well as our outside consultants—have properly analyzed the property.
It’s one of the very few quality silver properties available today and yes, we paid full value for it but, I’m confident that’ll turn out to be the right value.

Gittens:
Great. I wanna squeeze one more question in. Kensington—when you finally do get a verdict—how soon will you be able to get that project up to speed?
Wheeler:
Well, it’s nearly completely built. So, you know, it wouldn’t take us very long at all to begin production...
Gittens:
[Unintelligible]
Wheeler:
No, it would be within, uh, probably six months.
Gittens:
All right, great. Thank you, Sir.
Wheeler:
My pleasure. Nice to visit with you.
Gittens:
Thank you. We’ve been speaking with Dennis Wheeler, the Chairman, President and CEO of Coeur d’ Alene Mines. I’m Conway Gittens at the Reuters Mining and Steel Summit in New York.
Additional Information
The proxy statement that Coeur plans to file with the United States Securities and Exchange Commission (“SEC”) and Canadian securities regulators and mail to its shareholders will contain information about Coeur, Bolnisi, Palmarejo, the Palmarejo project, the proposed transaction and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the proposed transaction. In addition to receiving the proxy statement from Coeur by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Coeur, without charge, from the SEC’s website (www.sec.gov) and the Canadian securities regulators’ website (www.sedar.com) or, without charge, from Coeur. This announcement is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Coeur. Coeur and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Coeur’s shareholders with respect to the proposed transaction. Information regarding any interests that Coeur’s executive officers and directors may have in the proposed transaction will be set forth in the proxy statement. The Coeur shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Coeur intends to issue such Coeur shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.